Morgan Stanley Emerging Markets Fund, Inc.
June 16, 2010

Director		For		Withheld
Frank L. Bowman		12,145,298	1,573,677
James F. Higgins	12,142,056	1,576,919
Manuel H. Johnson	12,144,262	1,574,713